Exhibit 99.1

ARCA biopharma and MeDtronic extend Gencaro clinical trial collaboration agreemeNt

Westminster, CO, April 23, 2018 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company applying a precision medicine approach to developing genetically-targeted therapies for cardiovascular diseases, today announced that Medtronic, Inc. (NYSE: MDT) has extended the U.S., Canadian and European Clinical Trial Collaboration Agreement with ARCA for an additional year to April 2019.

Under the collaboration, Medtronic has supported clinical trial use of its continuous monitoring devices, managed atrial fibrillation burden data collection and managed analysis of patients’ cardiac rhythms, via a Medtronic device, either a previously implanted cardiac resynchronization or defibrillation device, or a previously or newly inserted Reveal® loop recorder.

Dr. Michael Bristow, MD, PhD, President and Chief Executive Officer of ARCA, commented, “Medtronic has been a terrific partner in exploring and understanding atrial fibrillation in a clinical trial setting.  We are excited to extend our collaboration as we continue analysis of the trial data from GENETIC-AF and consider potential future development plans for Gencaro.”

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. ARCA’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for the potential treatment of patients with atrial fibrillation (AF) and chronic heart failure with reduced left ventricular ejection fraction (HFrEF) which recently completed a Phase 2B clinical trial. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted AF prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. The Gencaro development program has been granted Fast Track designation by FDA. ARCA also plans to develop AB171, a thiol-substituted isosorbide mononitrate, as a potential genetically-targeted treatment for peripheral arterial disease (PAD) and for heart failure (HF). For more information, please visit www.arcabio.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of ARCA’s financial resources to support its operations through the end of 2018, potential future development plans for Gencaro, the expected features and characteristics of Gencaro or AB171, including the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat AF, AB171’s potential to treat HF, future treatment options for patients with AF, and the potential for Gencaro to be the first genetically-targeted AF prevention treatment. Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: ARCA’s financial resources and whether they will be sufficient to meet its business objectives and operational requirements; ARCA may not be able to raise sufficient capital on acceptable terms, or at all, to continue development of Gencaro or to otherwise continue operations in the future; results of earlier clinical trials may not be confirmed in future trials; the protection and market exclusivity provided by ARCA’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the Securities and Exchange Commission, including without limitation ARCA’s annual report on Form 10-K for the year ended December 31, 2017, and subsequent filings. ARCA disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabio.com

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